Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made this 19th day of October, 2006, by and between MTR Gaming Group, Inc., a Delaware corporation having its principal office at State Route 2 South, Chester, West Virginia 26034, together with all of its subsidiaries whether now existing or hereafter formed or acquired (collectively, the “Company”), and Edson R. Arneault, One Riverside Drive, New Cumberland, WV (“Executive”).

WHEREAS, the Executive has been employed by the Company in the capacity of President, Chief Executive Officer and Chairman of the Company pursuant to an Employment Agreement between the Company and the Executive dated September 1, 2001 as amended by that certain First Amendment Agreement dated as of December 22, 2004 and by that certain Second Amendment Employment Agreement dated as of May 4, 2005 (collectively the “Existing Employment Agreement”); and

WHEREAS, the parties wish to replace the Existing Employment Agreement by entering into this Agreement;

Now, therefore, the parties, in reliance upon the mutual promise and covenants herein contained, do hereby agree as follows:

1.           Termination of Existing Employment Agreement.  Upon execution and delivery of this Agreement, the Company and Executive agree that the Existing Employment Agreement as well as any other prior written or oral agreements with respect to employment shall terminate effective December 31, 2006 and as of January 1, 2007 be replaced by this Agreement.  Upon the termination of the Existing Employment Agreement on December 31, 2006 (“EEA Termination Date”), neither party to the Existing Employment Agreement or any other prior written or oral agreements with respect to the employment of the Executive shall have any further rights or obligations thereunder, except for obligations that have accrued but not been paid as of the EEA Termination Date (which amounts shall be paid into the Rabbi Trust by May 1, 2007, including but not limited to the amounts owed under the annual bonus and long term bonus provisions); provided, however, that this Agreement shall not affect the separate Deferred Compensation Agreement by and between the Company and Executive dated as of January 1, 1991, as amended by that certain Amendment to Deferred Compensation Agreement dated May 4, 2005 (and executed by the Compensation Committee on May 13, 2005) and a Second Amendment to Deferred Compensation Agreement dated October 3, 2006.

2.           Term.  The Company hereby agrees to employ Executive, and Executive agrees to serve the Company, in the capacity of President and Chief Executive Officer of the Company for a two-year period commencing on January 1, 2007 (the “Employment Date”) and ending on December 31, 2008 (such period, subject to earlier termination as provided herein, being referred to as the “Period of Employment”).

3.           Duties and Services.  During the Period of Employment, Executive agrees to serve the Company as President and Chief Executive Officer, as well as President, Chief Executive Officer, and Chairman of Mountaineer Park, Inc, Speakeasy Gaming of Las Vegas, Inc., Speakeasy Gaming of Reno, Inc., Speakeasy Gaming of Fremont, Inc., MTR-Harness, Inc., Speakeasy Fremont Street Experience Operating Company,  Jackson Racing, Inc., Presque Isle Downs, Inc. (it being understood that upon appointment of a new President and CEO of that entity in accordance with Pennsylvania gaming law, Executive will serve as Vice President), as well as Vice President of Scioto Downs, Inc., and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, “Affiliates”) to which he may be elected or appointed, and to perform such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the “Board of Director”), in accordance with the terms herein set forth.  In performance of his duties, Executive shall be subject to the direction of the Board of Directors.  Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full time, energy and skill during regular business hours to the business and affairs of the Company and its affiliates and to the promotion of their interests.

4.           Compensation.

(a)          Base Salary.  The base salary of the Executive for his services pursuant to the terms of this Agreement shall be $1,140,000 per year, effective January 1, 2007, and shall be payable in equal bi-monthly installments, or on such other terms as may mutually be agreed upon by the Company and Executive.

(b)         Annual Bonus.  Executive will be entitled to receive a semi-annual bonus of $50,000.  Executive will also be eligible to receive an annual bonus (“Annual Bonus”) equivalent to a minimum of 75% of Executive’s Base Salary and up to a 200% of Executive’s base salary.  The Company’s Compensation Committee will make its recommendation regarding the amount of the Annual Bonus to the Company’s Board of Directors based on its determination as to the achievement of budgets and performance criteria established by the Compensation Committee and approved by the Board of Directors during the first quarter of the applicable fiscal period which criteria may include, but shall not be limited to:

         (i)  actual  EBITDA compared to budgeted EBITDA;

      (ii)  actual E.P.S. compared to budgeted E.P.S.;

   (iii)  stock price performance;

  (iv)  revenue performance;

     (v)  planned expansion as budgeted;

  (vi)  budgeted acquisition(s) of a gaming or racing asset(s);

(vii)  passage of legislation that benefits the Company’s gaming or racing assets;

(viii) return on equity; and

    (ix)  such other criteria recommended by the Compensation Committee and approved by the Board of Directors.

The Annual Bonus shall be payable to Executive on May 1st of the calendar year following the calendar year then completed, unless deferred under Section 4(c) of this Agreement.

The budgets and performances criteria used for the above analysis will be the budget approved by the Board of Directors for the fiscal period in its first regularly scheduled Board meeting for each year.  The budget approved will be used as determining factor in setting publicly disclosed guidance, should the Company determine to issue such guidance.

The Compensation Committee may recommend a higher annual bonus to the Company’s Board of Directors based upon its determination that a higher bonus is appropriate based upon exceptional performance.

( c)         Deferral of Non-Deductible Amounts.  Notwithstanding any provision to the contrary contained herein, to the extent Executive’s total compensation for any calendar year would otherwise exceed the amount the Company is permitted to deduct as compensation expense for federal income tax purposes (the “Section 162 Maximum”) pursuant to Section 162 of the Internal Revenue Code of 1986, as amended (the “Code”), Executive hereby elects to defer the time for payment of any amounts above the Section 162 Maximum in a manner that will not result in compensation exceeding the Section 162 Maximum.  In no event, however, shall such an election result in or be construed as a waiver of the right to such compensation.  Executive’s right to receive such deferred compensation (and, correspondingly, the Company’s deferred payment obligation) shall be fully vested and shall be credited with investment earnings or losses.  The rate of investment earnings or losses on such deferred compensation shall be equal to the rate of investment earnings or losses of one or more stocks or mutual funds selected by the Company after consultation with Executive and identified to Executive as such, which stocks or mutual funds may be changed from time to time by the Company after consultation with Executive.  While the Company shall make reasonable efforts to act prudently in the selection of such stocks or mutual funds taking into account Executive’s investment preference, the Company shall not be responsible for the investment performance of any such stock(s) and/or fund(s).

(d)         Deferred Compensation Trust.  In order to facilitate the payment of the Company’s deferred payment obligation, at the time that the Company would otherwise make a payment to Executive but for the Section 162 Maximum, the Company shall deposit an amount of cash equal to the amount which is being deferred into a “rabbi trust”, to be known as the Deferred Compensation Trust (the “Trust”), to be established by the Company with an independent corporate trustee acceptable to the Company and Executive.  The Trust shall be in substantially the form attached hereto as Exhibit A.  Amount deferred pursuant to Section 4 (c) and this Section (d), or deferred pursuant to any prior employment agreements and the earnings thereon, shall be paid to the Executive six months following the Executive’s separation from service.  It is understood and agreed by the parties that (i) the Trust shall remain subject to the claims of the Company’s general creditors; (ii) any income tax payable with respect to the Trust shall be the sole obligation and responsibility of the Company (and shall not reduce the assets in the Trust so long as the Trust remains a “grantor trust” for federal income tax purposes); and (iii) the establishment of the Trust shall not relieve the Company of its liability to pay amounts due under this Agreement, except to the extent that payments are made by the Trust to the Executive or his estate in accordance with the terms of this Agreement and the Trust.

(e)          Health Insurance.  Executive shall be entitled at his election, but at the Company’s expense, either to participate in and receive benefits under policies of health insurance maintained by the Company for its employees, or reimbursement for premiums paid by the Executive for comparable health insurance.

(f)          Benefit and Fringe Benefits.  Executive shall receive such employment fringe benefits and shall be entitled to participate in other employee benefit plans, including without limitation any pension plan, profit-sharing plan, savings plan, deferred compensation plan, stock option plan, and life insurance made available by the Company now or in the future to its executives as the Compensation Committee of the Board of Directors may periodically award in its discretion, based on the Executive’s performance, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.

(g)         Expenses.  All travel and other expenses incident to the rending of services by Executive hereunder shall be paid by the Company.  If any such expenses are paid in the first instance by Executive, the Company shall reimburse him therefore on presentation of the appropriate documentation required by the Code or Treasury Regulations promulgated thereunder, or otherwise required under the Company’s policy with respect to such expenses.

(h)         The Executive home will be used from time to time to promote, entertain, and as a meeting place for Company business.  Should Executive purchase the home and property during the Employment Period, the Company will continue to provide personnel and equipment for the regular maintenance of the Executive’s home during such Employment Period consistent with the level provided during the time in which the Company owned the residence.  Executive will compensate the Company $2,000 per month for such services.  Executive will have all other responsibilities as an owner, including but not limited, making any major repairs and carrying adequate insurance on the property.

(i.)          Vacation.  Executive shall be entitled to eight (8) weeks paid vacation annually each calendar year, to be taken at time or times mutually satisfactory to Executive and the Company.  Accrued vacation time not utilized by Executive due to business commitments may be carried over the following year (provided, however, that Executive shall not in any event utilize more than eight weeks of vacation in any twelve month period) or paid to Executive at the end of the year as additional compensation at Executive’s election.

(j)           Working Facilities.  The Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.  All such Working Facilities shall be provided at the Company’s corporate headquarters, as well as on an as needed basis, in any other jurisdiction in which the Company is conducting or pursuing substantial business.

(k)          Until September 1, 2008, Executive shall have the non-transferable right, exercisable by the provision of written notice to the Board of Directors, (a) to purchase the house and real property located at One Riverside Drive, New Cumberland, West Virginia, and/or certain surrounding acreage acquired by the Company in 2004 (as described on Schedule 4(j), for a purchase price equal to the higher of the book value reflected on the current financial statements and records of the Company at the time of such notice or the fair market of such house, real property, and surrounding acreage (as such fair market value is determined pursuant to Section 7(g) of this Agreement) and/or (b) to purchase the furnishings therein for a price equal to the then-depreciated book value.  The purchase shall be consummated as promptly as practicable after provision of the notice, but in any event within six months thereafter.  The purchase rights created hereby shall (i) be subject to compliance with the Company’s Fifth Amended and Restated Credit Agreement with Wells Fargo Bank, N.A. as agent bank, as such agreement may be amended or restated from time to time prior to September 1, 2008, and thus shall not be deemed as an encumbrance or defect with respect to the Company’s title to such property.  Upon the consummation of the purchase by Executive contemplated by this Section 4(k), the Company shall be released from the obligations under the first three sentences of this Section 4(k), other than as provided under Section 4(h) to this Agreement.

5.           Early Termination.

(a)          Notwithstanding the provisions of Section 2 hereof, Executive may be discharged by the Company for Cause (as defined in Section 5(d) hereof), in which event the Period of Employment hereunder shall cease and terminate and the Company shall have no further obligations or duties under this Agreement, except for obligations accrued under Section 4 at the date of termination.  In addition, the Period of

Employment shall cease and terminate upon the earliest to occur of the following events:  (i) the death of Executive or (ii) at the election of the Board of Directors (subject to the American With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 10 consecutive days.  Upon termination of the Period of Employment pursuant to the preceding sentence, the Company shall continue to pay to Executive or his estate, as the case may be, the entire compensation otherwise payable to him under Section 4(a) hereof for two years.

(b)         In the event Executive is discharged by the Company other than for Cause (as defined in Section 5(d) hereof), or other than pursuant to Section 5(a) hereof by reason of physical or mental disability or death, executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 6 hereof if the Company performs its obligations under this Section 5(b).  In the event of termination of the Period of Employment pursuant to the preceding sentence, the Company shall continue to pay Executive the entire compensation otherwise payable to him under the provisions of Section 4 (a), (b), (c) and (d) hereof for the otherwise remaining Period of Employment without any duty on the part of  Executive to mitigate such payments; provided, however, that if Executive should die prior to the end of the period, the provisions of Section 5(a) hereof shall be applicable as though Executive’s employment hereunder had not been so terminated.

(c)          Notwithstanding Section 5(b) hereof, in the event that following a Change in Control (as defined in Section 5(f) hereof) Executive is discharged by the Company other than for Cause (as defined in Section 5(d) hereof) or other than pursuant to Section 5(a) hereof by reason of physical or mental disability, or Executive terminates employment with the Company for Good Reason (as defined in Section 5(e) hereof), Executive shall continue to be bound by the provisions of Section 6 hereof if the Company performs its obligations under this Section 5(c).  In the event of termination of the Period of Employment pursuant to the preceding sentence, the Company shall, in addition to paying the obligations accrued under Section 4 at the date of termination, pay Executive, within 30 days of such termination, a cash severance payment, with no duty by Executive to mitigate such payment, in an amount equal to three times the annual base salary payable to Executive under Section 4(a) on the day before such termination; provided, however, that the amount of such severance payment shall be capped to the extent necessary to avoid an excess parachute payment that would trigger an excise tax.

(d)         For purposes of this Section 5, the term “Cause” shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or any of its Affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; or (iv) Executive’s engaging in activity that the Board of Directors determines in its reasonable judgment could result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by the Company or any of its subsidiaries.

(e)          For purposes of this Section 5, the term “Good Reason” shall mean (i) the assignment to Executive of any duties and responsibilities which in the reasonable judgment of Executive are materially inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3, or any other action by the Company which in the reasonable judgment of Executive results in a substantial diminishment in such position, authority, duties or responsibilities (provided, however, that the assignment of tasks or responsibilities previously performed by Executive to Executive’s subordinates shall not constitute Good Reason); (ii) the Company’s requiring relocation of Executive, without his prior written consent, to a place of employment other than Hancock County , West Virginia or Las Vegas  Nevada, except for travel reasonably required in the performance of Executive’s responsibilities (it being understood that the Company’s obligation to provide Working Facilities only at its corporate headquarters shall not constitute relocation for purposes of determining Good Reason); or (iii) the Company’s failure to substantially comply with the provisions of Section 4 of this Agreement.

(f)          For purpose of this Section 5, the term “Change in Control” shall mean; (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A, as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) any person, including a “group” as such term used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company’s outstanding voting securities other than a person who was an officer or director of the Company on the date of this Agreement; or (iii) individuals who, as of the date hereof, constitute the Board of Directors ceasing for any reason ton constitute at least a majority of the Board of Directors; provided, however, that in the case of a Change in Control pursuant to this Section 5(f)(iii), Executive may not terminate this Agreement for Good

Reason unless Executive does so by written notice within five (5) business days after Executive has actual notice that such Change in Control has occurred.

(g)         Upon the termination of the Executive’s Period of Employment pursuant to Section 2 or Section 5 (other than for Cause) hereof, the Executive shall have the right to purchase from the Company for a price equal to the then-depreciated book value (i) the furnishings in the Executive’s office a the Company’s headquarters as well as in any working facilities contemplated by Section 4(j) hereof; (ii) any residence then owned by the Company pursuant to Section 4(k) hereof; and (iii) any passenger automobiles owned by the Company and generally used by the Executive; provided, however, that Executive’s right pursuant to this Section 5(g) shall not prevent the Company from selling any of such property during the Period of Employment and thus shall not be deemed as an encumbrance of defect with respect to the Company’s title to such property.  Further, with respect to any purchases pursuant to this Section 5(g), the Executive shall have forty-five (45) days in which to notify the Company of his intent to exercise such right, with closing to occur within a reasonable time thereafter.  Executive’s rights hereunder shall not be transferable.

6.           Confidentiality and Non-Competition.

(a)          The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information and trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and its affiliates.  Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the

Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its affiliates, and Confidential Material acquired by Executive during his employment by the Company, without the prior written consent of the Company or otherwise than as required by law or any rule or regulation of any federal or state authority. Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company any tangible manifestations of Confidential Materials and all copies thereof.  All programs, ideas, strategies, approaches, practices or inventions created, developed, obtained or conceived of by Executive prior to or during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to its business or that of any of its Affiliates.  Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

(b)         Executive agrees that during the term hereof, and for a period of one year from the termination of Executive’s employment if for Cause (as defined in Section 5(d) or if he resigns without Good Reason, he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation (other than an Affiliate), or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any business or entity that operates a gaming or pari-mutuel wagering business, in each case which competes with any gaming business or gaming activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates within ninety miles of any location (five miles in the case of Nevada) in which the Company or any Affiliate does business or in which Executive has knowledge that the Company or any of its Affiliates contemplates doing business; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly trades on a national securities exchange or in an over-the-counter market.  Executive agrees that during the non-compete period referred to in this Section 6, neither Executive nor any person or enterprise controlled by Executive will solicit for employment any person employed by the Company or any of its Affiliates at, or at any time within three months prior to, the time of the solicitation.

(c)          Executive agrees that the remedy at law for any breach by him of this Section 6 will be inadequate and that the Company shall be entitled to injunctive relief.  If any of the provisions of this Section 6 of any part thereof are hereafter adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then such court is hereby requested to amend such provision by deleting or amending the portion thus adjudicated to be invalid or unenforceable.  Any such deletion or amendment shall be deemed by the parties to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, so as to render such provision enforceable as so amended in such jurisdiction.  Such deletion or amendment shall not apply with respect to the operation of this Agreement in any other jurisdiction or geographic area and shall not affect the remainder of the provision, which shall be given full effect, without regard to the invalid portions.

7.           General.  This Agreement is further governed by the following provisions:

(a)          Notices.  Any notices or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person, by facsimile transmission or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties at the address stated above or to such other address as either party shall have furnished in writing in accordance with this Section.  Such notices or communications shall be effective upon delivery if delivered in person or by facsimile and either upon actual receipt of three (3) days after mailing, whichever is earlier, if delivered by mail.

(b)         Parties In Interest.  This Agreement shall be binding upon and inure to the benefit of Executive, and it shall be binding upon and inure to the benefit of the Company and any corporation succeeding to all or substantially all of the business and assets of the Company by merger, consolidation, purchase of assets or otherwise.

(c)          Arbitration.  Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in Hancock County, West Virginia in a proceeding held under the rules of the American Arbitration Association.  In such proceeding, each party shall choose one arbitrator and two so chosen shall choose a third arbitrator.  The vote of two of the arbitrators shall be sufficient to determine an award.

(d)         Entire Agreement.  Upon termination of the Existing Employment Agreement as of the EEA Termination Date, this Agreement will supersede and replace any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(f)          Severability.  In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(g)         Fair Market Determined by an Appraisal.  In the event the Executive exercises his right, pursuant to Section 4(k), to purchase the house and real property located at One Riverside Drive, New Cumberland, West Virginia, and/or the surrounding acreage described on Schedule 4(j), the Company shall promptly appoint an appraiser to determine the value of such real property.  If Executive disagrees with the determinations of such appraiser, the Executive may appoint his own appraiser.  In respect of those items upon which the appraisers disagree, they shall together appoint a third appraiser, who shall determine items and shall render a written report of his opinion with respect thereto.  The Company and Executive agree the determination of the third appraiser shall be final and binding on the parties and shall not be subject to further review.  The values contained in such written report shall be used to determine the market price of such house and real property, and surrounding acreage for purposes of Section 4(j) of this Agreement.  All appraisal costs shall be paid by the Company.

(h)  Conformity with Section 409A.  This Agreement is intended to comply with Section 409A of the Code, including but not limited to, paragraphs (2), (3) and (4) of Section 409A(a).  Notwithstanding any provisions of this Agreement to the contrary, to the extent of any conflict between the terms and conditions of this Agreement and Section 409A, the requirements of Section 409A shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MTR GAMING GROUP, INC.

/s/ Edson R. Arneault	/s/ Donald J. Duffy
Edson R. Arneault	Donald J. Duffy
Chairman of the Compensation Committee

/s/ LC Greenwood
LC Greenwood
Member of the Compensation Committee

/s/ Edson R. Arneault
Edson R. Arneault
President and Chief Executive Officer